Exhibit 99.3

March 30, 2015

Board of Directors

Community Bank System, Inc.

5790 Widewaters Parkway

DeWitt, New York 13214

I hereby consent to serve on the Board of Directors of Community Bank System, Inc. (“Community Bank System”) following the merger of Community Bank System and Oneida Financial Corp. (“Oneida Financial”). I also consent to the reference in the Registration Statement on Form S-4, and all amendments thereto, to be filed by Community Bank System in connection with the merger of Oneida Financial with and into Community Bank System, stating that I will serve as such director pursuant to the terms therein, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Michael R. Kallet
Name: Michael R. Kallet